Exhibit 10.9

EXECUTION VERSION

SERIES D PREFERRED SHARES PURCHASE AGREEMENT

THIS SERIES D PREFERRED SHARES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of February 14, 2018 by and among:

1.                                      Walnut Street Group Holding Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”);

2.                                      Walnut Street Investment, Ltd., a business company incorporated under the laws of the British Virgin Islands (the “BVI 1”);

3.                                      Walnut Street Management, Ltd., a business company incorporated under the laws of the British Virgin Islands (the “BVI 2”, together with BVI 1, the “BVI Companies”);

4.                                      PURE TREASURE LIMITED, a company organized and existing under the laws of Samoa (the “Samoa Company”, together with the BVI Companies, the “Founder Holding Companies”);

5.                                      HongKong Walnut Street Limited (香港胡桃街有限公司), a company organized and existing under the laws of Hong Kong (the “HK Company”);

6.                                      Hangzhou Weimi Network Technology Co., Ltd. (杭州微米网络科技有限公司), a limited liability company organized and existing under the laws of the PRC, as the wholly-owned subsidiary of the HK Company (the “WFOE”);

7.                                      Hangzhou Aimi Network Technology Co., Ltd. (杭州埃米网络科技有限公司), a limited liability company organized and existing under the laws of the PRC (the “Domestic Company”);

8.                                      Each of the Persons as set forth in Schedule 1 attached hereto (the “Other Domestic Operational Companies”);

9.                                      Each of the Persons as set forth in Schedule 2 attached hereto (the “Founders” and each a “Founder”, together with the Founder Holding Companies, the “Founder Parties” and each a “Founder Party”);

10.                               Tencent Mobility Limited, a limited company incorporated and existing under the Laws of Hong Kong (“TML”); and

11.                               Image Frame Investment (HK) Limited, a limited company incorporated and existing under the Laws of Hong Kong (“Image Frame” and together with TML, the “Series D Lead Purchaser”); and

12.                               Each of the Persons as set forth in Schedule 3 attached hereto (such Persons other than the Series D Lead Purchaser, the “Series D Remaining Purchasers”, and together with the Series D Lead

Purchaser, the “Series D Purchasers” and each, a “Series D Purchaser”).

Each of the above parties shall collectively be referred to as the “Parties”, and each, a “Party”. The Company, the HK Company, the WFOE, the Domestic Company, the Other Domestic Operational Companies and each of their direct or indirect Subsidiaries (as defined in Section 3.3(a)) are referred to collectively herein as the “Group Companies”, and each, a “Group Company”. The WFOE, the Domestic Company, the Other Domestic Operational Companies and each of their direct or indirect Subsidiaries are referred to collectively herein as the “PRC Companies”, and each a “PRC Company”. The Series D Lead Purchaser and Chinese Rose Investment Limited, a business company incorporated under the Laws of the British Virgin Islands, are referred to collectively herein as “Tencent”.

RECITALS

A.                                    The Group Companies engage in the business of research, development, operation of internet E-commerce (including domestic and cross-border E-commerce) and other business approved by the Preferred Majority (as defined in the Shareholders Agreement) (the “Principal Business”).

B.                                    At the Closing, the Company desires to issue and sell to the Series D Purchasers, and the Series D Purchasers desire to purchase from the Company and subscribe for, a certain number of Series D Preferred Shares of the Company, par value $0.000005 per share (the “Series D Preferred Shares”), on the terms and conditions set forth in this Agreement.

C.                                    The Company and the Series D Lead Purchaser desire to enter into a strategic cooperation framework agreement (such agreement in form and substance mutually satisfactory to the Company and the Series D Lead Purchaser, the “Strategic Cooperation Framework Agreement”) on or prior to the Closing.

D.                                    The Company desires to increase the number of Ordinary Shares reserved for issuance under the employee stock option plan of the Company (the “ESOP”) to 1,199,576,760 Class A Ordinary Shares, representing 23.83% of the issued share capital of the Company on a fully-diluted and as-converted basis immediately prior to the Closing.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

AGREEMENT TO PURCHASE AND SELL SHARES

Section 1.1.                                 Agreement to Purchase and Sell Shares.

Subject to the terms and conditions hereof, the Company agrees to issue and sell to each Series D Purchaser, and each Series D Purchaser agrees to, severally and not jointly, purchase from the Company, such number of Series D Preferred Shares as set forth opposite the name of such Series D Purchaser in Schedule 3 attached hereto (collectively, the “Series D Purchased Shares”), at the price set forth opposite the name of such Series D Purchaser in Schedule 3 attached hereto (such Series D Purchaser’s “Series D Purchase Price”), having the rights, privileges and restrictions as set forth in the Eighth Amended and Restated Memorandum and Articles of Association of the Company to be adopted pursuant to this Agreement, which shall come into effect as of the Closing (the “Restated Articles”).

The Series D Purchased Shares, when issued and allotted, shall be with full rights and free and clear of any Liens (as defined in Section 3.7(a)).

Section 1.2.                                 Payment of Purchase Price.

(a)                                 Series D Lead Purchaser.

(i)                                     Unless otherwise agreed between the Series D Lead Purchaser and the Company, the Series D Lead Purchaser shall pay its Series D Purchase Price by wire transfer of United States dollars in immediately available funds to a designated account of the Company, within one (1) Business Day (which for the purposes of this Agreement shall mean any day other than a Saturday or Sunday on which banks are ordinarily open for business in the Cayman Islands, New York City, Hong Kong and in China) after the date of the Closing, provided that the Company shall deliver wire transfer instructions to the Series D Lead Purchaser at least ten (10) Business Days prior to the Closing (as defined in Section 2.1) as applicable.

(ii)                                  Completion by the Series D Lead Purchaser of its obligations under Section 1.2(a)(i) shall constitute full discharge of its obligations to pay its Series D Purchase Price pursuant to this Agreement.

(b)                                 Series D Remaining Purchasers. Each Series D Remaining Purchaser shall pay its Series D Purchase Price by wire transfer of United States dollars in immediately available funds to a designated account of the Company at the Closing, provided that the Company shall deliver wire transfer instructions to the Series D Remaining Purchasers at least five (5) Business Days prior to the Closing (as defined in Section 2.1) as applicable.

Section 1.3.                                 Post-Investment Capitalization Structure.

Following the issue and sale of the Series D Purchased Shares under Section 1.1, the post-investment capitalization structure of the Company shall be as set forth in the Company’s capitalization table attached hereto as Schedule 4 attached hereto.

Section 1.4.                                 Rights and obligations of Series D Purchasers.

Subject to Section 2.3, (i) the purchase by each Series D Purchaser of its Series D Purchased Shares shall be a separate and severally enforceable and terminable transaction in accordance with the terms of this Agreement and (ii) each Series D Purchaser’s rights and obligations provided herein shall be several and independent.

ARTICLE II

CLOSINGS; DELIVERY

Section 2.1.                                 Closing.

Subject to Article VII and Article VIII, the completion of the sale and purchase of the Series D Purchased Shares pursuant to this Agreement (the “Closing”) shall take place via the exchange of documents and signatures by the relevant Parties on March 5, 2018 or at such other date and place as the Company and the Series D Purchasers may mutually agree upon (March 5, 2018 or such other date, as applicable, the “Closing Date”).

Section 2.2.                                 Delivery.

At the Closing, the Company shall deliver to each Series D Purchaser: (i) each item the delivery of which is made an express condition to such Series D Purchaser’s obligations at the Closing pursuant to Article VII unless such item has already been delivered prior to the Closing (ii) a certified true copy of updated register of members of the Company showing such Series D Purchaser as the holder of the Series D Purchased Shares purchased by it hereunder, certified by the registered agent of the Company and (iii) a copy or copies of the duly issued share certificate or certificates registered in such Series D Purchaser’s name representing such number of the Series D Purchased Shares held by such Series D Purchaser, with the original(s) to be delivered to such Series D Purchaser within ten (10) Business Days after the Closing.

Section 2.3.                                 Delayed Closing

If (i) any Series D Purchaser fails or is unable to comply with any of its obligations under Section 1.2 on Closing or (ii) the conditions to Closing as set forth in Article VII (the “Purchasers’ Conditions”) are not satisfied or waived with respect to all Series D Purchasers as at the Closing Date, the Company:

(a)                                 shall proceed to Closing with respect to the Series D Purchaser(s) who are willing and able to comply with their obligations under Section 1.2 and with respect to whom the Purchasers’ Conditions are satisfied, unless such Series D Purchasers do not include the Series D Lead Purchaser; and

(b)                                 may postpone the completion of the sale of Series D Preferred Shares with respect to the Series D Purchaser(s) who fail or are unable to comply with their obligations under Section 1.2 or with respect to whom the Purchasers’ Conditions are not satisfied or waived by the Closing to a date designated by the Company.

Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to proceed to Closing unless the Series D Lead Purchaser is willing and able to proceed to Closing.

Section 2.4.                                 Efforts to Satisfy Closing Conditions; Notice of Satisfaction.

(a)                                 The Company shall use all reasonable efforts to satisfy the Closing Conditions for which it is responsible as soon as possible.

(b)                                 The Company shall notify the Series D Purchasers in writing within one (1) Business Day of becoming aware that all Closing Conditions, other than those Closing Conditions (i) that by their nature are to be satisfied at the Closing, and (ii) that are set forth in Section 7.14 and Section 7.16, have been satisfied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES

The Group Companies hereby jointly and severally represent and warrant to each Series D Purchaser, subject to the matters which are fairly disclosed in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit A, (which Disclosure Schedule shall be deemed to be exceptions to the representations and warranties to the Series D Purchasers), as of the date hereof and the Closing Date, that each of the following statements contained in this Article III is true and correct and not misleading. Unless otherwise defined, “Knowledge” of any Person shall mean the actual knowledge of such Person (and in the case of any Person which is not an individual, such Person’s directors or officers) after making due inquiries.

Section 3.1.                                 Organization, Standing and Qualification.

Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business in each jurisdiction where it carries on its business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where it is incorporated.

Section 3.2.                                 Capitalization.

The authorized share capital of the Company consists of the following:

(a)                                 Ordinary Shares. Immediately prior to the Closing, a total of 7,924,497,940 authorized ordinary shares with par value US$0.000005 per share of the Company (the “Ordinary Shares”), of which:

(i)                                     a total of 6,208,214,480 Class A Ordinary Shares (as defined below) are issued and outstanding; and

(ii)                                  a total of 1,716,283,460 Class B Ordinary Shares (as defined below) are issued and outstanding.

(b)                                 Preferred Shares. Immediately prior to the Closing, a total of 2,075,502,060 Preferred Shares with par value US$0.000005 per share of the Company (the “Preferred Shares”), of which:

(i)                                     a total of 71,849,380 authorized series A-1 convertible preferred Shares with par value US$0.000005 per share of the Company (the “Series A-1 Preferred Shares”), all of which are issued and outstanding;

(ii)                                  a total of 238,419,800 authorized series A-2 Preferred Shares with par value US$0.000005 per share of the Company (the “Series A-2 Preferred Shares” and, together with the Series A-1 Preferred Shares, the “Series A Preferred Shares”), all of which are issued and outstanding;

(iii)                               a total of 211,588,720 authorized series B-1 Preferred Shares with par value US$0.000005 per share of the Company (the “Series B-1 Preferred Shares”), all of which are issued and outstanding;

(iv)                              a total of 27,781,280 authorized series B-2 Preferred Shares with par value US$0.000005 per share of the Company (the “Series B-2 Preferred Shares”), all of which are issued and outstanding;

(v)                                 a total of 145,978,540 authorized series B-3 Preferred Shares with par value US$0.000005 per share of the Company (the “Series B-3 Preferred Shares”), all of which are issued and outstanding; and

(vi)                              a total of 292,414,780 authorized series B-4 Preferred Shares with par value US$0.000005 per share of the Company (the “Series B-4 Preferred Shares” and, together with the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, and the Series B-3 Preferred Shares, collectively the “Series B Preferred Shares”), all of which are issued and outstanding;

(vii)                           a total of 56,430,180 authorized Series C-1 Preferred Shares with par value US$0.000005 per share of the Company (the “Series C-1 Preferred Shares”), all of which are issued and outstanding;

(viii)                        a total of 238,260,780 authorized Series C-2 Preferred Shares with par value US$0.000005 per share of the Company (the “Series C-2 Preferred Shares”), all of which are issued and outstanding;

(ix)                              a total of 241,604,260 authorized Series C-3 Preferred Shares with par value US$0.000005 per share of the Company (the “Series C-3 Preferred Shares” and, together with the Series C-1 Preferred Shares and the Series C-2 Preferred Shares, the “Series C Preferred Shares”), all of which are issued or outstanding; and

(x)                                 a total of 551,174,340 authorized Series D Preferred Shares, none of which is issued or outstanding.

(c)                                  Options, Reserved Shares. Immediately prior to the Closing, subject to the completion of the ESOP Adjustment, the Company has reserved 1,199,576,760 Class A Ordinary Shares for the issuance to employees pursuant to the ESOP and no options exercisable for any of such Ordinary Shares under the ESOP have been issued.

Furthermore, the Company has reserved:

(i)                                     71,849,380 Class A Ordinary Shares for issuance upon the conversion of Series A-1 Preferred Shares;

(ii)                                  238,419,800 Class A Ordinary Shares for issuance upon the conversion of Series A-2 Preferred Shares;

(iii)                               211,588,720 Class A Ordinary Shares for issuance upon the conversion of Series B-1 Preferred Shares;

(iv)                              27,781,280 Class A Ordinary Shares for issuance upon the conversion of Series B-2 Preferred Shares;

(v)                                 145,978,540 Class A Ordinary Shares for issuance upon the conversion of Series B-3 Preferred Shares;

(vi)                              292,414,780 Class A Ordinary Shares for issuance upon the conversion of Series B-4 Preferred Shares;

(vii)                           56,430,180 Class A Ordinary Shares for issuance upon the conversion of Series C-1 Preferred Shares;

(viii)                        238,260,780 Class A Ordinary Shares for issuance upon the conversion of Series C-2 Preferred Shares;

(ix)                              241,604,260 Class A Ordinary Shares for issuance upon the conversion of Series C-3 Preferred Shares; and

(x)                                 551,174,340 Class A Ordinary Shares for issuance upon the conversion of Series D Preferred Shares (the “Series D Conversion Shares”).

Except for the rights and privileges set forth in the Transaction Documents, there are no options, warrants, conversion privileges, agreements or rights of any kind with respect to the issuance or purchase of the shares of the Company.

Except the Series D Purchased Shares issued pursuant to and in accordance with this Agreement, the share capital of the Company remains the same as set out in this Section 3.2 as at Closing.

Apart from the exceptions noted in this Section 3.2, no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights of any kind with respect to the shares of the Company (whether in favor of the Company or any other Person) , pursuant to any agreement or commitment to which the Company is a party, except for any right imposed or disclosed under the Transaction Documents.

(d)                                 Except as disclosed in Section 3.2(d) of the Disclosure Schedule, (i) all share capital of each Group Company is and as of the Closing shall be free of any and all Liens (as defined in Section 3.7(a)) other than the Liens imposed under the Transaction Documents. There are no (a) resolutions pending to increase the share capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company or (b) dividends which have accrued or been declared but are unpaid by any Group Company.

Section 3.3.                                 Subsidiaries; Group Structure.

(a)                                 Section 3.3(a) of the Disclosure Schedule accurately sets out the shareholding structures of each Group Company. None of the Group Companies presently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity and none of the PRC Companies maintains any offices or branches or Subsidiaries. For the purposes of this Agreement a “Subsidiary” of a subject Person means any other Person in which the subject Person directly or indirectly holds 50% or more of the ownership interests or voting power represented by the equity securities of such Person and any Person in respect of which the subject Person directly or indirectly has the power to appoint a majority of the board of directors or similar governing body of such Person.

(b)                                 Each of the PRC Companies shall possess all requisite approvals, permits and licenses for the conduct of the Principal Business as currently conducted and proposed to be conducted and for the ownership and operation of its assets and property under the applicable PRC law.

Section 3.4.                                 Due Authorization; Control Documents.

(a)                                 All corporate action on the part of the Group Companies and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of the obligations of the Group Companies under, this Agreement, the Seventh Amended and Restated Shareholders Agreement to be entered into at the Closing the form of which is attached hereto as Exhibit B (the “Shareholders Agreement”), the Restricted Shares Agreements dated June 5, 2015 by and among the Company, the Founder Parties and certain other parties thereto (the “Restricted Shares Agreements”), the Restated Articles, the Strategic Cooperation Framework Agreement and the Control Documents, a revised Director Indemnity Agreement between the Company and the director to the board of the Company nominated by Tencent in a form reasonably satisfactory to Tencent and the various agreements, instruments or documents attached to or entered into in connection with such documents (collectively, the “Transaction Documents”), the certificate of incorporation or other equivalent corporate charter documents of any of the Group Companies (collectively with the Restated Articles, the “Constitutional Documents”) and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Series D Purchased Shares being sold under this Agreement and of the Series D Conversion Shares has been taken or will be taken prior to the Closing. Each of the Transaction Documents and the Constitutional Documents is or will, upon its execution be a valid and binding obligation of each Group Company to which it is a party thereof enforceable against the foregoing in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

(b)                                 Each party to the Control Documents that is a Group Company or Founder Party (the “Company Related Signing Parties”) has full power and authority to enter into, execute and deliver such Control Documents to which it is a party and each other agreement, certificate, document and instrument to be executed and delivered by it pursuant to the Control Documents and to perform its obligations thereunder. The execution and delivery by such Company Related Signing Party of each Control Document to which it is a party and the performance by such Company Related Signing Party of its obligations thereunder have been duly authorized by all requisite actions on its part. Each Control Document to which such Company Related Signing Party is a party has been duly executed and delivered by such Company Related Signing Party and constitutes the legal, valid and binding obligations of such Company Related Signing Party, enforceable against such party in accordance with its terms, except as limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (2) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)                                  No authorization is required to be obtained for the execution and delivery of the Control Documents, the performance by the Company Related

Signing Parties of their respective obligations thereunder and the transactions contemplated under the Control Documents, other than those authorizations that (1) have been obtained, (2) remain in full force and effect, (3) are required to register any share pledge or to secure the Domestic Company’s obligations under the Control Documents, (4) are required for transfer of equity interests in the Domestic Company upon exercise by the WFOE of its rights under the relevant exclusive option agreement among the WFOE the Domestic Company and the shareholders of the Domestic Company and (5) do not impose any obligations, conditions or restrictions that would create a material burden on the parties to the Control Documents.

(d)                                 The execution, delivery and performance by each and all of the Company Related Signing Parties of their respective obligations under each and all of the Control Documents, and the consummation of the transactions contemplated thereunder, did not and will not (1) result in any violation of their respective constitutional documents or licenses, (2) result in violation of any applicable laws or (3) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any order of any court of the PRC having jurisdiction over the Company Related Signing Parties or any contract to which any of the Company Related Signing Parties is expressed to be a party or which is binding on any of them.

(e)                                  Each Control Document is, and all of the Control Documents taken as a whole are, legal, valid, enforceable and admissible as evidence under PRC laws, and constitute the legal and binding obligations of the relevant parties except as limited by laws of general application relating to or affecting the enforcement of contractual arrangemnets materially similar to the Control Documents.

(f)                                   Each shareholder of the Domestic Company that is a Company Related Signing Party are acting in good faith and in the best interests of the Company. There have been no disputes, disagreements, Actions of any nature, raised by any governmental authority or any other party, pending or threatened against or affecting any of the Group Companies that (1) challenge the validity or enforceability of any part or all of the Control Documents taken as a whole, (2) challenge the VIE structure (as defined in Section 3.4(g)) or the ownership structure as set forth in the Control Documents, (3) claim any ownership, share, equity or interests in the WFOE or the Domestic Company, or claim any compensation for not being granted any ownership, share, equity or interest in the WFOE or the Domestic Entity or (4) claim any of the Control Documents or the ownership structure thereof or any arrangement or performance of or in accordance with the Control Documents was, in violation of, or will violate any PRC laws.

(g)                                  Unless otherwise defined in this Agreement, “Control Documents” means any and all agreements entered into by the WFOE, the Domestic Company and other parties thereto as applicable for the purpose of a variable interest entities structure (the “VIE” structure), including but not limited to: (i) Exclusive Business Cooperation Agreement (独家业务合作协议) dated June 5, 2015 by and among the WFOE and the Domestic Company, (ii) Second Amended and Restated Exclusive Option Agreement (经第二次修订和重述的独家购买权合同) dated June 28, 2017 by and among the WFOE, the Domestic Company and the shareholders of the Domestic Company, (iii) Second Amended and Restated Share Pledge Agreement

(经第二次修订和重述的股权质押合同) dated June 28, 2017 by and among the WFOE, the Domestic Company and the shareholders of the Domestic Company, and (iv) Second Amended and Restated Proxy Agreement (经第二次修订和重述的股东表决权委托协议) dated June 28, 2017 by and among the WFOE and the shareholders of the Domestic Company.

Section 3.5.                                 Valid Issuance of Series D Purchased Shares.

(a)                                 The Series D Purchased Shares are, and the Series D Conversion Shares when issued, sold and delivered in accordance with the terms of this Agreement will be, duly and validly issued, fully paid and non-assessable, free and clear of all Liens or other third party rights such as pre-emptive rights, rights of first refusal or similar rights, except for any restrictions on transfer under applicable laws, including the United States Securities Act of 1933, as amended (the “Act”), and under the Transaction Documents.

(b)                                 All currently outstanding capital shares of the Company are duly and validly issued, fully paid and non-assessable, and all outstanding shares, options, warrants and other securities of the Company and each other Group Company have been issued in full compliance with the requirements of all applicable securities laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the Act, or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions.

Section 3.6.                                 Liabilities.

Except as reflected in the Financial Statements (as defined in Section 3.14 below), no Group Company has any indebtedness for borrowed money or other liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise (collectively, “Liabilities”), that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability.

Section 3.7.                                 Title to Properties and Assets.

(a)                                 Each Group Company has good and marketable title to its properties and assets held in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind (“Liens”). With respect to the property and assets it leases, except as disclosed in Section 3.7 of the Disclosure Schedule, each Group Company has obtained all necessary approvals, permits or authorizations from relevant governmental authorities and the owners of such property and assets, and is in compliance with such leases and such Group Company holds valid leasehold interests in such assets free of any Liens of any party other than the lessors of such property and assets.

(b)                                 The property and assets owned or leased by the Group Companies, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the

Group Companies and are adequate to conduct such businesses in substantially the same manner as currently conducted and as proposed to be conducted.

Section 3.8.                                 Status of Proprietary Assets.

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                                 Each Group Company (i) has independently developed and owns free and clear of all Liens, or (ii) has a valid right or license to use, all Proprietary Assets (as defined below), including without limitation all Registered Intellectual Property (as defined below), necessary and appropriate for its business as presently conducted and as proposed to be conducted, and the Company owns, directly or indirectly, all right, title and interest in, or has sufficient right to use pursuant to written license contract, all Proprietary Assets used in, held for use in, or necessary for the operation of its business as presently conducted and, to the Knowledge of the Group Companies, without any conflict with or infringement of the rights of others.

(b)                                 For the purpose of this Section 3.8:

(i)            “Proprietary Assets” means all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, business methods, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes, and all documentation related to any of the foregoing; and

(ii)           “Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that are the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority.

(c)                                  No Group Company is a party to or bound by any contract that (i) limits or impairs its ability to use, sell, license, transfer, distribute, assign, commercially exploit or convey the Proprietary Assets, or (ii) other than non-exclusive licenses granted by the Group Companies in the ordinary course of business, grants to any other Person any interest in or right to use all or any portion of the Proprietary Assets, and no Group Company has otherwise encumbered any of its rights to the Proprietary Assets in favor of any third party.

(d)                                 There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company or any other party relating to any Group Company’s Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary

Assets of any other Person or entity. All of the registrations, issuances and applications in respect of any Proprietary Assets of any Group Company are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made. The Group Companies own and possess all right, title and interest in and to the Proprietary Assets. The Registered Intellectual Property, has been duly registered, maintained, is valid and subsisting, and has not been cancelled, expired or abandoned.

(e)                                  No Group Company has granted any release, covenant not to sue or non-assertion assurance or entered into any indemnification or settlement agreement with any Person with respect to any part of the Proprietary Assets of any Group Company or any licenses associated therewith, except for indemnifications given in the ordinary course of business, customary in the industry in which the Group Company conducts business. To the Knowledge of the Group Companies, no third party has infringed, violated or misappropriated or is infringing, violating or misappropriating any of the Proprietary Assets of any Group Company.

(f)                                   No Group Company is in default or breach of any contract concerning, and has valid and subsisting rights, which are in full force and effect and have not been cancelled, expired or abandoned, to use all third-party owned Proprietary Assets, in the manner used in or required for use of the Proprietary Assets of any Group Company. No Group Company has received any written communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other Person or entity, nor, to the Knowledge of the Group Companies, is there any reasonable basis therefor.

(g)                                  To the Knowledge of the Group Companies, none of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any agreement (including licenses, covenants or commitments of any nature) or other arrangement or undertaking of any kind, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. Neither the execution nor delivery of the Transaction Documents, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. It will not be necessary to utilize any inventions of any of the Group Companies’ employees (or people the Group Companies currently intend to hire) made prior to or outside the scope of their employment by the relevant Group Company.

(h)                                 The Proprietary Assets of each Group Company are developed under the name of the Group Company. No open source software directly forms part of any product or service provided by any Group Company or was or is used directly in connection with the development of any product or services provided by any Group

Company. No software included in any Proprietary Assets of the Group Companies has been or is being distributed, in whole or in part, or was used, or is being used in conjunction, with any open source software in a manner which would require that such software be disclosed or distributed in source code form or made available at no charge.

(i)                                     No government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets of any Group Company. There shall have been no dispute on the confidentiality, non-competition or Proprietary Assets between the Group Companies and/or the Persons listed in Exhibit C attached hereto (the “Key Employee”) and their former employers.

Section 3.9.                                 Material Contracts and Obligations.

(a)                                 All agreements, contracts, leases, licenses, mortgages, indentures, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each Group Company is a party or by which it or its assets is bound (each, a “Group Company Contract” and collectively, the “Group Company Contracts”) that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, directors, Key Employees or shareholders of the Group Company; or (iii) obligate such Group Company to share, license or develop any product or technology have been made available for inspection by each Series D Purchaser and its counsel.

(b)                                 For purposes of this Section 3.9, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of USD1,000,000 in the aggregate, or that extend for more than one year beyond the date of this Agreement, (ii) not terminable upon thirty (30) days’ notice without incurring any penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from any Group Company, or (vi) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect. All of the Group Company Contracts are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company and all the other parties thereto.

(c)                                  Unless otherwise defined in this Agreement, a “Material Adverse Effect” means any (a) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects or Liabilities of the Group Companies taken as a whole, (b) material impairment of the ability of any Group Company or Founder Party to perform the material obligations of such Person hereunder or under any other Transaction Document, as applicable, or (c) material impairment of the validity or enforceability of this Agreement or any other Transaction Documents against any Group Company or Founder Party.

Section 3.10.                          Litigation.

Except as disclosed in Section 3.10 of the Disclosure Schedule, there is no material action, suit, proceeding, claim, arbitration, investigation or other proceeding, whether administrative, civil or criminal (“Action”) pending or, to the Knowledge of the Group Companies, currently threatened against any of the Group Companies, any Group Company’s activities, properties or assets or against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company, or otherwise. To the Knowledge of the Group Companies, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect. By way of example, but not by way of limitation, there are no material Actions pending against any of the Group Companies or threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no material Action by any Group Company currently pending or which it intends to initiate.

Section 3.11.                          Compliance with Laws; Consents and Permits.

(a)                                 None of the Group Companies is or has been in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, including but not limited to the registration requirement for the Founders’ (direct or indirect) investment in the Company under the Circular on the Management of Offshore Investment and Financing and Round-Trip Investment by Domestic Residents through Special Purpose Vehicles issued by the State Administration of Foreign Exchange (“SAFE”) on July 4, 2014, and any successor rule or regulation under PRC law (the “Circular 37”) and the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors jointly issued by MOFCOM, the State Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce (the “SAIC”), the China Securities Regulatory Commission and SAFE on August 8, 2006 (as amended on June 22, 2009 and from time to time) (the “Order No. 10”). Neither the Company nor any Founder Party has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE with respect to any actual or alleged non-compliance with Circular 37 and any other SAFE rules and regulations and the Company and the Founder Parties have made all oral or written filings, registrations, reporting or any other communications required by SAFE. Except as disclosed in Section 3.11(a) of the Disclosure Schedule, none of the Group Companies is under investigation with respect to and has not been threatened to be charged with or given written notice of any violation of, any applicable law.

(b)                                 Except as disclosed in Section 3.11(b) of the Disclosure Schedule, all consents, licenses, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority (the “Permits”) and any third party (collectively with the

Permits, the “Consents”) which are required to be obtained or made by each Group Company in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and shall be fully effective as of the Closing.

(c)                                  Except as disclosed in Section 3.11(c) of the Disclosure Schedule, each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and proposed to be conducted. None of the Group Companies is in default under any of such franchises, permits, licenses or other similar authority. No Group Company has received any letter or written notice from any competent governmental authorities notifying it of the revocation of any approval issued to it or the need for compliance or remedial actions with respect to the activities carried out directly or indirectly by any Group Company.

Section 3.12.                          Compliance with Other Instruments and Agreements.

None of the Group Companies is or has been in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its Constitutional Documents of the respective Group Company, or in any material respect of any term or provision of any Group Company Contract or any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or invalid, or unauthorized. The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any Lien upon any asset of any Group Company.

Section 3.13.                          Financial Advisor Fees.

There exists no agreement or understanding between any Group Company and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Series D Purchased Shares.

Section 3.14.                          Financial Statements.

(a)                                 The unaudited management accounts of the Group Companies for the respective periods from their inception to November 30, 2017 (the unaudited management accounts and any notes thereto are hereinafter referred to as the “Financial Statements” and November 30, 2017, the “Financial Statements Date”) are (x) in accordance with the books and records of the Group Companies, (y) true, correct and complete and present fairly the financial condition of the Group Companies at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (z) have been prepared in accordance with PRC generally accepted accounting principles (“PRC GAAP”) or International

Financial Reporting Standards (“IFRS”), as applicable, applied on a consistent basis, except as to the unaudited consolidated financial statements, for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose the Group Companies’ respective debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with PRC GAAP or IFRS, as applicable. The Group Companies have good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other Person or entity. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

(b)                                 All accounts, notes receivable and other receivables reflected on the Financial Statements are, and all accounts and notes receivable arising from or otherwise relating to the business of each of the PRC Companies as of the Closing Date will be valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Financial Statements.

Section 3.15.                          Activities since Financial Statements Date.

Since the Financial Statements Date, with respect to each Group Company, there has not been:

(a)                                 any change in the assets, liabilities, financial condition or operating results of the Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that would not have a Material Adverse Effect;

(b)                                 any material change in the contingent obligations of the Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c)                                  any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Group Companies (as presently conducted and as presently proposed to be conducted);

(d)                                 any waiver by the Group Company of a material valuable right or of a material debt;

(e)                                  any satisfaction or discharge of any Lien or payment of any obligation by the Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that would not have a Material Adverse Effect;

(f)                                   any material change or amendment to a material contract or arrangement by which the Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are made in the ordinary course of business and on arm’s length basis or expressly provided for or disclosed in this Agreement;

(g)                                  any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director, except for changes made in the ordinary course of business;

(h)                                 any sale, assignment or transfer of any material Proprietary Assets or other material intangible assets of the Group Companies;

(i)                                     any resignation or termination of any key officer or employee of the Group Company;

(j)                                    any mortgage, pledge, transfer of a security interest in, or lien created by the Group Company, with respect to any of the Group Company’s properties or assets, except liens for taxes not yet due or payable;

(k)                                 any debt, obligation, or liability incurred, assumed or guaranteed by the Group Company in excess of US$8,000,000 (or its equivalent in other currencies) per annum or in excess of US$8,000,000 (or its equivalent in other currencies) in the aggregate other than in the ordinary course of business;

(l)                                     any declaration, setting aside or payment or other distribution in respect of any of the Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Group Company;

(m)                             any failure to conduct business in the ordinary course, consistent with the Group Company’s past practices;

(n)                                 any transactions of any kind with any of its officers, directors or employees, or any members of their immediate families, or any entity Controlled by any of such individuals;

(o)                                 any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(p)                                 any agreement or commitment by any Group Company to do any of the things described in this Section 3.15.

Section 3.16.                          Anti-Corruption Law Compliance etc.

(a)                                 None of the Group Companies has or has permitted any of its Subsidiaries or Affiliates (as defined below) or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorize or make any payment to, or otherwise contribute any item of value, directly or indirectly, to any third party, including any non-U.S. official, in each case, in violation of the United States Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act, anti-corruption laws of the PRC or other applicable laws, nor has any of the above Person offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any government official or to any Person under circumstances where there is a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any government official, for the purpose of:

(i)                                     influencing any act or decision of such government official in his official capacity, inducing such government official to do or omit to do any act in relation to his lawful duty, securing any improper advantage, or inducing such government official to influence or affect any act or decision of any governmental authority; or

(ii)                                  assisting any Group Company in obtaining or retaining business for or with, or directing business to any Group Company.

(iii)                               Each of the Group Companies has adopted the anticorruption control policies. None of the Group Companies and other Group Companies and their respective Agents is or has ever been found by a governmental authority to have violated any criminal or securities law or is subject to any indictment or any government investigation for bribery. To the Knowledge of the Group Companies, none of the beneficial owners of any equity securities or other interest in any Group Company are government official.

Section 3.17.                          Tax Matters.

(a)                                 (i) Each Group Company is and has been in compliance with all applicable laws with respect to Tax in all material respects, (ii) each Group Company has duly and timely filed all Tax returns with any governmental authorities as required by the applicable laws, (iii) each Group Company has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax return) and withheld and remitted to the appropriate governmental authorities all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (iv) each Group Company has not waived any statute of limitations with respect to Taxes for any year.

(b)                                 Each Tax return referred to in paragraph (a) above was properly prepared in compliance with applicable law and was (and will be) true, correct and complete in all material respects, the methods adopted by each Group Company on preparing Tax returns are in line with all applicable laws and agreed by the competent governmental authorities. None of such Tax returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such Tax return which has not been disclosed to the appropriate Tax authority or in such Tax return, as may be required by law. All records relating to such Tax returns or to the preparation thereof required by applicable law to be maintained by Group Company have been duly maintained in all material respects.

(c)                                  No written claim with respect to the Taxes returns of any Group Company has been made by a governmental authority in a jurisdiction where any Group Company is or may be subject to taxation by that jurisdiction.

(d)                                 The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax returns have been filed is not expected to exceed the recorded liability therefor in the most recent balance sheet in the Financial Statements, and there are no unresolved questions or claims concerning any Tax liability of any Group Company. Since the Financial Statements Date, no Group Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There is no pending dispute with, or written notice from, any Tax authority relating to any of the Tax returns filed by any Group Company, and to the Knowledge of the Group Companies, there is no proposed liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(e)                                  No Group Company has been the subject of any Action by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any Action by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

(f)                                   All Tax credits and Tax holidays enjoyed by each Group Company established under applicable laws since its establishment have been in compliance with all applicable laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable laws published by the relevant governmental authorities.

Section 3.18.                          CFC or PFIC Matters.

None of the Group Companies is or has ever been or expects to become a “Controlled Foreign Corporation” (“CFC”) or a “Passive Foreign Investment Company” (“PFIC”), as such terms are defined in the Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”) for the current taxable year or any future taxable year. The Company is currently and at all times will be classified as a corporation (and not as a partnership) for U.S. federal income tax purposes and that it will not take any action (including the making of any election) inconsistent with such classification as a corporation.

Section 3.19.                          Interested Party Transactions.

Except any transactions between the Group Companies and those transactions disclosed in Section 3.19 of the Disclosure Schedule, no Founder Party, officer or director of a Group Company or any “Affiliate” or “Associate” (as those terms are defined in Rule 405 promulgated under the Act) of any forgoing Person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits) (collectively, “Interested Party Transactions”). All Interested Party Transactions

disclosed in Section 3.19 of the Disclosure Schedule have been entered into by the parties thereto in the ordinary course of business and on an arm’s length basis. No officer or director of a Group Company has any direct or indirect ownership interest in, or any agreement or other arrangement or undertaking, whether oral or written, with, any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company. No Affiliate or Associate of any officer or director of a Group Company is directly or indirectly interested in any contract with a Group Company. No officer or director of a Group Company or any Affiliate or Associate of any such Person has had, either directly or indirectly, an interest in: (a) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. There is no agreement between any Founder Party and any other shareholder of the Company with respect to the ownership or Control of any Group Company except for the Transaction Documents.

Section 3.20.         Environmental and Safety Laws.

None of the Group Companies is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. To the Knowledge of the Group Companies, none of the Group Companies is threatened by any governmental authority or other Person with respect to any matters relating to any Group Company and relating to or arising out of any environmental and safety law.

Section 3.21.         Employee Matters.

(a)           Except as disclosed in Section 3.21(a) of the Disclosure Schedule, (i) each Group Company has complied in all material respects with all applicable employment and labor laws, (ii) each Group Company has entered into a written employment contract with its employees and made all social security contributions or similar contributions in respect of or on behalf of its employees in accordance with all applicable laws.

(b)           Except as disclosed in Section 3.21(b) of the Disclosure Schedule, each Group Company is not a party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. All of the current employees of the Group Companies have entered into employment agreements with the relevant Group Companies. Except as disclosed in Section 3.21(b) of the Disclosure Schedule, all of the Key Employees have entered into confidentiality, non-competition and intellectual property rights agreements with the relevant Group Companies. None of the officers and the Key Employees has indicated to any Group Companies, and the Group Companies are not aware that any officer or Key Employees intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or Key Employee.

Section 3.22.         Exempt Offering.

The offer and sale of the Series D Purchased Shares under this Agreement, and the issuance of the Series D Conversion Shares upon conversion thereof are or shall be exempt from the registration requirements and prospectus delivery requirements of the Act, and from the registration or qualification requirements of any other applicable securities laws and regulations.

Section 3.23.         No Other Principal Business.

The Company was formed solely to acquire and hold an equity interest in the HK Company, and since its formation has not engaged in any business and has not incurred any Liability in the course of its business of acquiring and holding its equity interest in the HK Company.

The HK Company was formed solely to acquire and hold an equity interest in the WFOE, and since its formation has not engaged in any business and has not incurred any Liability in the course of its business of acquiring and holding its equity interest in the WFOE.

The PRC Companies are engaged solely in the Principal Business and have no other activities.

Section 3.24.         Minute Books.

The minute books of each Group Company with regard to the material matters or material transactions since its time of formation have been made available to the Series D Purchasers and each such minute books contains a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company, and reflects all transactions referred to in such minutes accurately in all material respects.

Section 3.25.         Obligations of Management.

Each of the Key Employees is currently devoting his or her full working time to the conduct of the Principal Business of a Group Company or the Group Companies. No Group Company is aware that any Key Employee is planning to work less than full time at a Group Company in the future. None of the Founders or the Key Employees is currently working for a competitive enterprise, whether or not such Person is or will be compensated by such enterprise.

Section 3.26.         Disclosure.

Each Group Company has fully provided each Series D Purchaser with all the information that such Series D Purchaser has reasonably requested for deciding whether to purchase the Series D Purchased Shares and all information that each Group Company reasonably believes is necessary or relevant to enable each Series D Purchaser to make an informed investment decision. No representation or warranty by any Group Company in this Agreement and no information or materials provided by any Group Company to the Series D Purchasers in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. No financial forecasts or forward-looking statements in any business plans or other materials provided by any Group Company to the Series D Purchasers have been prepared based on unreasonable assumptions.

Section 3.27.         Other Representations and Warranties Relating to the PRC Companies.

(a)           The Constitutional Documents and all Consents necessary or appropriate for the PRC Companies are valid, have been duly approved or issued (as applicable) by competent governmental authorities or other applicable parties and are in full force and effect.

(b)           All consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of the PRC Companies have been duly obtained from the relevant governmental authorities and are in full force and effect.

(c)           All filings and registrations with the PRC authorities required in respect of the PRC Companies and their operations, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, or their respective local counterparts, tax bureau, customs and other authorities, have been duly completed in accordance with the relevant rules and regulations.

(d)           The registered capital of the Domestic Company has been fully paid up in accordance with the schedule of payment stipulated in its articles of association, approval document, certificate of approval and legal person business license and in compliance with PRC laws and regulations, and there is no outstanding capital contribution commitment. There are no outstanding rights, or commitments made by any Group Company or any Founder to sell any of its equity interest in the PRC Companies.

(e)           None of the PRC Companies is in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(f)            Each of the PRC Companies has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.

(g)           In respect of any Permits requisite for the conduct of any part of the Principal Business of the PRC Companies which are subject to periodic renewal, no Group Company has any reason to believe that such requisite renewals will not be timely granted by the relevant PRC authorities.

(h)           The PRC Companies have complied with all applicable PRC labor laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

(i)            All PRC regulatory and corporate authorizations and approvals, necessary or appropriate for the consummation of the transactions contemplated herein have been duly obtained, and such authorizations and approvals currently, or will be as of the Closing, valid and subsisting under PRC law and in accordance with their respective terms.

Section 3.28.         No Redemption Rights.

No Person (including without limitation any shareholders of the Company pursuant to or under any share purchase agreements, shareholders agreements or otherwise) has any redemption rights against any Group Company with respect to any shares held by such Person in any Group Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FOUNDER PARTIES

Each of (i) HUANG Zheng (黄峥), BVI 1 and the Samoa Company on a joint and several basis, and (ii) BVI 2, severally and not jointly represents and warrants the following to each of the Series D Purchasers as of the date hereof and the Closing Date.

Section 4.1.           Organization.

To the extent such Founder Party is a natural person, he or she is of sound mind, has the legal capacity to enter into the Transaction Documents to which he or she is a party, has entered into such Transaction Documents on his or her own will, and understands the nature of the obligations to be assumed by him or her under such Transaction Documents. To the extent such Founder Party is an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.2.           Authorization

Such Founder Party has all requisite power, authority and capacity to enter into the Transaction Documents, and to perform its obligations hereunder and thereunder. Each of the Transaction Documents to which a Founder Party is a party has been duly authorized, executed and delivered by such Founder Party. The Transaction Documents to which a Founder Party is a party, when executed and delivered by such Founder Party, will constitute valid and legally binding obligations of such Founder Party, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

Section 4.3.           Compliance with other Instruments

The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under such Founder Party’s constitutional documents or any contract to which any Founder Party is a party, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any Lien upon any asset of such Founder Party. There is no Action pending or, to the Knowledge of the Founder Parties, threatened against any Founder Party that questions the validity of any Transaction Document or the right of the Founder Parties to enter into any Transaction Document or to consummate the transactions contemplated hereunder or thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SERIES D PURCHASERS

Each Series D Purchaser hereby severally and not jointly represents and warrants to the Company as of the date hereof and the Closing Date as follows:

Section 5.1.           Organization.

Such Series D Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 5.2.           Authorization.

Such Series D Purchaser has all requisite power, authority and capacity to enter into the Transaction Documents, and to perform its obligations hereunder and thereunder. Each of the Transaction Documents to which such Series D Purchaser is a party has been duly authorized, executed and delivered by such Series D Purchaser. The Transaction Documents to which such Series D Purchaser is a party, when executed and delivered by such Series D Purchaser, will constitute valid and legally binding obligations of such Series D Purchaser, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

Section 5.3.           Compliance with other Instruments

The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, will not result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under such Series D Purchaser’s constitutional documents or any contract to which such Series D Purchaser is a party, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any Lion upon any asset of such Series D Purchaser. There is no Action pending or, to the Knowledge of such Series D Purchaser, threatened against such Series D Purchaser that questions the validity of any Transaction Document or the right of such Series D Purchaser to enter into any Transaction Document or to consummate the transactions contemplated hereunder or thereunder.

Section 5.4.           Purchase for Own Account.

Except as otherwise disclosed to the Company, the Series D Purchased Shares and the Series D Conversion Shares will be acquired for such Series D Purchaser’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof, and such Series D Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Series D Purchaser has sufficient funds available to it, without requiring the prior consent, approval or other discretionary action of any third party, to make the payments required under this Agreement, to pay all fees and expenses to be paid by such Series D Purchaser in connection with the transactions contemplated by this Agreement and to satisfy any other payment obligations that may arise in connection with, or may be required in order to consummate, the transactions contemplated by this Agreement.

Section 5.5.           Accredited Investor; Non-U.S. Investor.

Such Series D Purchaser either (1) is an Accredited Investor within the definition set forth in Rule 501(a) under Regulation D of the Act, or (2) is not a “U.S. Person” (as such term is defined in Regulation S promulgated under the Act (“Regulation S”)) and is not subscribing for the Series D Purchased Shares for the account or benefit of any U.S. Person (as defined in Regulation S). Such Series D Purchaser did not receive the offer for the Series D Purchased Shares, nor was he, she or it solicited to purchase the Series D Purchased Shares, in the United States. This Agreement has not been executed or delivered by such Series D Purchaser in the United States.

Section 5.6.           Restricted Securities.

Such Series D Purchaser understands that the Series D Purchased Shares and the Series D Conversion Shares are restricted securities within the meaning of Rule 144 under the Act, that the Series D Purchased Shares and Series D Conversion Shares are not registered or listed publicly or unless an exemption from such registration or listing is available. Such Series D Purchaser acknowledges that the Company has no obligation to register or qualify the Series D Purchased Shares or the Series D Conversion Shares for resale, except as set forth in the Shareholders Agreement. Such Series D Purchaser understands that the Company’s sale of the Series D Purchased Shares pursuant to this Agreement is not intended to be part of the public offering of the Company, and that it will not be able to rely on the protection of section 11 of the Act.

Section 5.7.           Legend.

Such Series D Purchaser understands that the Series D Purchased Shares, and any securities issued in respect of or exchange for the Series D Purchased

Shares, may bear one or all of the following legends: (i) any legend set forth in, or required by, the other Transaction Agreements and (ii) any legend required by any securities laws to the extent such laws are applicable to the Series D Purchased Shares represented by the certificate so legended.

ARTICLE VI

COVENANTS

Each of the Founder Parties jointly and severally covenants to each Series D Purchaser in the terms set forth in Section 6.1 to Section 6.4. Each of the Group Companies jointly and severally covenants to each Series D Purchaser in the terms set forth in Section 6.5 to Section 6.27.

Section 6.1.           No Engagement.

Until the first anniversary of a Qualified Initial Public Offering, each of the Founders (i) shall not by himself or through his Affiliate establish, as the founder or Controlling shareholder, any business irrelevant to the Principal Business unless with prior written approval of the Series D Purchasers or continuing to engage any business that has already been established or engaged by the Founders prior to the date hereof; and (ii) shall devote all his professional time to attend to the Principal Business.

Section 6.2.           Interested Party Transaction.

The Founder Huang Zheng undertakes to procure that Suzhou Lebei Network Technology Co., Ltd will not engage in any business in competition with the Principal Business of the Group Companies upon and after the Closing.

Section 6.3.           Lock up.

Subject to the terms and conditions hereof, following the Qualified Initial Public Offering (as such term is defined in the Shareholders Agreement) of the Company, the Founder Parties, as the principal and management holder of Ordinary Shares, shall be subject to any customary lock-up period to the extent requested by the lead underwriter of securities of the Company in connection with the registration relating to such initial public offering.

Section 6.4.           Non-Compete.

(a)           Each Founder shall work on a full-time basis to attend to the business of the Group Companies, and use his best efforts to develop the business and care for the interests of the Group Companies. Each Founder undertakes to each Series D Purchaser that, unless with the prior written approval of such Series D Purchaser or continuing to engage in any business that has already been established or engaged in by the Founders as disclosed in writing to such Series D Purchaser prior to the date hereof, he shall not, directly or indirectly through any Affiliate or associate, own, manage, be engaged in, operate, Control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation, or Control of, any business, whether in corporate, proprietorship or partnership form or otherwise, establish or participate in the establishment of any entity which is in direct competition with the Principal Business within the period the relevant Founder is a direct or indirect shareholder in the Company and any Group Companies and twenty four (24) months (“Non-Compete Period”) after the relevant Founder ceases to be a direct or indirect shareholder in the Company or any Group Companies.

The term “Affiliate” means, (i) with respect to any individual, corporation, partnership, association, trust, joint venture, firm or any other entity (in each case, a “Person”), any Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, including, without limitation any member, general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is Controlled by or under common Control with one or more general partners or shares the same management company with such Person; and (ii) each member of the family (including such Person’s spouse and any parent, step-parent, grandparent, child, step-child, grandchild, sibling, step-sibling, cousin, in-law, uncle, aunt, nephew, niece or great-grandparent of such Person or spouse) of each of the individuals referred to in subsection (i) above. For the purposes of this definition “Control” of a Person means (a) ownership of more than 50% of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such person, whether through ownership or voting proxy of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, as general partner or managing member, as trustee or executor, through contractual arrangements or otherwise. Notwithstanding the foregoing, the Parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group or (ii) entity primarily engaged in investment and trading in the secondary securities market. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC.

(b)           During the Non-Compete Period, in the event any entity directly or indirectly established or managed by or Controlled by any of the Founders (other than any entity disclosed in writing to the Series D Purchasers prior to the date hereof) engages or will engage in any business which is the same or similar to or otherwise competes with the Principal Business of the Group Companies, each Founder shall cause such entity to disclose any relevant information to the Series D Purchasers upon request and transfer such lawful business, at a nominal price, to the Company or any other Group Companies designated by the Company immediately.

(c)           Each Founder further covenants and undertakes that, during the Non-Compete Period, he shall not cause, solicit, induce or encourage any employees of the Group Companies to leave such employment or hire, employ or otherwise engage any such individual, or cause, induce or encourage any material actual or prospective client, customer, supplier, licensee or licensor of the Group Companies or any other Person who has a material business relationship with the Group Companies to terminate or modify to the detriment of the Group Companies any such relationship.

Section 6.5.           Regulatory Compliance.

Each Group Company shall comply with all applicable laws and regulations in the PRC in connection with the operations of the Group Companies in all material respects. Each Group Company shall use commercially reasonable efforts to cause all shareholders of each Group Company, and any successor entity of any Group Company to, timely complete all required registrations and other procedures with applicable governmental authorities (including without limitation Circular 37) as and when required by applicable laws and regulations. The Group Companies shall use commercially reasonable efforts to ensure that each entity described above and its respective shareholders are in compliance with such requirements and that there is no barrier to repatriation of profits, dividends and other distributions from the WFOE (or any successor entity) to the Company.

Section 6.6.           Intellectual Property Rights.

As soon as practically possible following the Closing, the Group Companies shall have all the intellectual property rights necessary for the operation of the Group Companies registered under the name of the WFOE, except for those domain names and trademarks which need to be registered under the Domestic Company and the Other Domestic Operational Companies for the conduct of its business. The Group Companies shall establish and maintain an appropriate intellectual property inspection system to protect the intellectual property of the Group Companies. The Group Companies shall make reasonable commercial efforts to fully comply with the laws and regulations in respect of the protection of the intellectual property.

Section 6.7.           Use of Proceeds from the Sale of Series D Purchased Shares.

The Group Companies will use the proceeds from the issuance and sale of the Series D Purchased Shares for the needs of the Principal Business, and in accordance with the business plan or budget as approved by the board of directors of the Company (the “Board”) after the Closing pursuant to the Shareholders Agreement and the Restated Articles.

Section 6.8.           Availability of Ordinary Shares.

The Company hereby covenants that at all times there shall be made available, free of any liens, for issuance and delivery upon conversion of the Series D Purchased Shares such number of Class A Ordinary Shares or other shares in the share capital of the Company as are from time to time issuable upon conversion of the Series D Purchased Shares from time to time, and will take all steps necessary to increase its authorized share capital to provide for sufficient number of Class A Ordinary Shares issuable upon conversion of the Series D Purchased Shares.

Section 6.9.           Restriction on the Use of the Series D Purchasers’ Names or Logos and Confidentiality.

Without the prior written consent of TML, and whether or not TML is then a shareholder of the Company, no Party hereto and none of the Group Companies or the Founder Parties, and each foregoing person shall cause its Affiliates not to, (i) use in advertising, publicity, announcements, or otherwise, the name of TML or any Affiliate of TML, either alone or in combination of, or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by TML or its Affiliates, including without limitation Tencent, 腾讯, QQ, 微信, WeChat, 应用宝, 财付通, 微众 (WeBank), 广点通, QQ手机管家, 安全管家, QQ 浏览器, QQ 音乐 (QQmusic), QQ空间 (Qzone), 微云, 腾讯微云, 同步助手, 腾讯文学(Tencent Literature), or (ii) represent, directly or indirectly, that any product or services provided by the Company or any of its Affiliates has been approved or endorsed by TML or any of its Affiliates. Without the written consent of any Remaining Purchaser, the Group Companies and the Founder Parties shall not (a) use the name or brand of such Remaining Purchaser or its Affiliate, claim itself as a partner of such Remaining Purchaser or its Affiliate, make any similar representations or (b) make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement or such Remaining Purchaser’s subscription of share interest of the Company.

Section 6.10.         Business of the Group Companies.

Prior to entering into any proposed new business other than those in the scope of the Principal Business, each Group Company shall use its best efforts and take all necessary actions to implement and carry out the new business plan subject to the prior written approval of the Board, including, without limitation, hiring key employees, renting office space, employing legal and technical consultants and undertaking other customary business activities. From the Closing and until the new business plan is duly amended in accordance with all necessary procedures, the business of the Group Companies shall be limited to the Principal Business.

Section 6.11.         Employment Agreement and Confidentiality, Non-Competition and Intellectual Property Rights Agreement.

The Group Companies shall cause all of their respective future employees to enter into its standard form employment agreement and confidentiality, non-competition and intellectual property rights agreement.

Section 6.12.         Accrual Accounting.

As soon as practicable after the Closing, the Group Companies shall establish and maintain the accounting policies and financial system in full compliance with all applicable laws and regulations and prepare all the financial statements in accordance with the accounting standards mutually agreed by the Company and the Series D Purchasers.

Section 6.13.         Filing of Articles.

Within thirty (30) Business Days following the Closing, the Company shall file the Restated Articles, together with the special or written shareholders resolution approving its adoption, with the Registrar of Companies of the Cayman Islands, and the Company shall provide the Series D Purchasers a copy of the filed Restated Articles for its record.

Section 6.14.         Employee Matters.

The PRC Companies shall comply with all applicable PRC labor laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

Section 6.15.         Tax Matters.

The Group Companies shall comply with all applicable tax laws and regulations in all material respects, including without limitation, laws and regulations pertaining to income tax, value added tax and business tax.

Section 6.16.         Filing for Leased Properties.

The PRC Companies shall use their reasonable efforts to make filings for their respective leased properties with the local Housing Administration Bureau as soon as practicable following the Closing.

Section 6.17.         Licenses and Permits.

As soon as practicable, the Group Companies shall, and the Founders shall cause the Group Companies to, obtain and maintain valid and effective all necessary Permits in full compliance with applicable laws for the conduct of their business as currently conducted and as proposed to be conducted.

Section 6.18.         Anti-Bribery, Anti-Corruption.

(a)           The Company undertakes that it shall not and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorize or make any payment to, or otherwise contribute any item of value, directly or indirectly, to any third party, including any Non-U.S. Official, in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further undertakes that it shall, and shall cause each of its Subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further undertakes that it shall, and shall cause each of its Subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the

FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

(b)           The Company hereby undertakes to adopt and implement anticorruption and export control policies mutually acceptable to the Company and the Series D Purchaser, on or prior to the Qualified Initial Public Offering.

Section 6.19.         Arrangement of the Shareholding Proxy Agreements.

After the Closing but in no event later than a Qualified Initial Public Offering of the Company, Walnut Street Investment Ltd. shall deal with the shareholding proxy agreement dated May 13, 2015 by and between itself and Ding Lei and Wang Wei in such manner as reasonably satisfactory to the Series D Purchasers, including but not limited to terminating such shareholding proxy agreement or transferring such shares held for and on behalf of Ding Lei and Wang Wei to them or their respective qualified holding companies.

Section 6.20.         Avoidance of PFIC and CFC Status.

Each Group Company shall take all measures to make commercially reasonable efforts to avoid PFIC status and minimize the effects of CFC and PFIC status if either occurs.

Section 6.21.         ESOP Adjustment.

For the purpose of the transaction contemplated hereunder, and as soon as possible after the date hereof, the Parties shall take all necessary measures that are within their control to permit the increase of the reserved Ordinary Shares for the ESOP from 29,128,936 ordinary shares of a nominal or par value of US$0.0001 each in the Company (representing 582,578,720 Class A Ordinary Shares) to 1,199,576,760 Class A Ordinary Shares, representing 23.83% of all the issued and outstanding shares of the Company immediately upon the completion of such adjustment (on a fully-diluted basis and taking into account such adjustment) immediately prior to the Closing (the “ESOP Adjustment”). Completion of the ESOP Adjustment shall take effect as soon as possible after the date hereof and before the Closing.

Section 6.22.         Domestic Company Equity Pledge Registration.

As soon as practicably possible after the Closing, the WFOE and the Domestic Company shall complete the registration of equity interest pledge contemplated under the Control Documents.

Section 6.23.         ICP License.

As soon as practicably possible after the Closing, the Domestic Company shall complete the alteration registration of its value-added telecommunication license to reflect the latest shareholding structure of the Domestic Company.

Section 6.24.         Purchase of the Domestic Company.

The Group Companies undertake to use their commercial reasonable efforts to procure that, upon the written request of the Series D Lead Purchaser at any time after the Closing, the Domestic Company, the shareholders of the Domestic Company and the PRC Person nominated by the Series D Lead Purchaser (the “Tencent Nominee”) shall enter into an equity transfer agreement in form and substance reasonably satisfactory to the Series D Lead Purchaser, pursuant to which the Tencent Nominee shall be transferred equity interests in the Domestic Company transfer by one or more of the current shareholders of the Domestic Company, at nil consideration or minimum consideration as legally permissible under the PRC law (in case such minimum consideration is required and paid by Tencent or the Tencent Nominee, the Founder Parties shall make full reimbursement of such consideration to Tencent or the Tencent Nominee, so that Tencent Nominee’s shareholding percentages in the Domestic Company will be equal to Tencent’s shareholding percentage in the Company (calculated on an as-converted and fully-diluted basis), provided that the Tencent Nominee shall enter into the Control Documents then in effective and cooperate with the Domestic Company to complete the registration of equity interest pledge contemplated thereunder.

Section 6.25.         Pharmaceutical Products Business.

As soon as practicably possible after the Closing and in any event within six (6) months from the date of the Closing, the Group Companies shall use their commercial reasonable effort to ensure that any transaction conducted on the Pinduoduo platform or otherwise by any Group Company involving pharmaceutical products is in compliance with all applicable PRC laws and regulations in all material respects, including without limitation the Measures on Internet Pharmaceutical Products Information Services Management.

Section 6.26.         Measures in respect of Counterfeit Goods.

The Group Companies undertake to use their commercial reasonable efforts to implement and enforce any and all of the internal policies, rules, or guidelines of the Group Companies with respect to counterfeit products (including without limitation Pinduoduo Counterfeit Goods Processing Rules, Pinduoduo Inaccurate Description Processing Rules (the “Counterfeit Goods Rules”), to take steps to actively monitor the Pinduoduo platform to identify and remove counterfeit goods advertised for sale, and to minimize the sale of counterfeit goods on the Pinduoduo platform. The Group Companies further undertake that any monetary deposits or guarantees collected from merchants on the Pinduoduo platform pursuant to the Counterfeit Goods Rules shall be handled, forfeited, cancelled, deducted, applied, refunded and paid out exclusively in accordance with the Counterfeit Goods Rules.

Section 6.27.         Merchant Verification and Registration.

As soon as practicably possible after the Closing and in any event within six (6) months from the date of the Closing, the Group Companies shall use their commercial reasonable effort to ensure that the Pinduoduo platform’s merchant verification and registration system is in compliance with all applicable PRC laws and regulations in all material respects, including without limitation the Measures on Management of Internet Transactions, and that all relevant information required to be disclosed in respect of a merchant in accordance with such laws and regulations, including the merchant’s business license, is so disclosed.

ARTICLE VII

CONDITIONS OF SERIES D PURCHASERS’ OBLIGATIONS AT CLOSING

The obligation of each Series D Purchaser to purchase its Series D Purchased Shares at the Closing is subject to the fulfillment, to the satisfaction of such Series D Purchaser (or waiver thereof in writing by it) on or prior to the Closing Date, of the following conditions, the waiver of which shall not be effective against any Series D Purchaser who does not consent thereto:

Section 7.1.           Representations and Warranties True and Correct.

The representations and warranties made by the Group Companies in Article III hereof and the representations and warranties made by the Founder Parties in Article IV which are not qualified as to materiality shall be true and correct and complete in all material respects when made, and shall be true and correct and complete in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations shall have been true, correct and complete as of such particular date in all material respects) and the representations and warranties made by the Group Companies in Article III hereof and the representations and warranties made by the Founder Parties in Article IV which are qualified as to materiality shall be true, correct and complete in all respects when made, and shall be true, correct and complete in all respects as of the Closing Date with the same force and effect as if they had been made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations shall have been true, correct and complete as of such particular date in all respects), in each case subject to changes contemplated by this Agreement.

Section 7.2.           Performance of Obligations.

Each Group Company and Founder Party shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

Section 7.3.           Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to such Series D Purchaser, and such Series D Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

Section 7.4.           Approvals, Consents and Waivers.

Each Group Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to (i) all permits, authorizations, approvals or consents of any governmental authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights, put or call option, and all similar rights in connection with the issuance and sale of the Series D Purchased Shares at the Closing; and (iii) necessary board and shareholder approvals of the Group Companies.

Section 7.5.           Compliance Certificate.

At the Closing, the Company shall deliver to such Series D Purchaser certificates, dated the date of the Closing, signed by the Company’s president or director and the legal representative of each Group Company certifying that the conditions specified in this Article VII (other than Section 7.14 and Section 7.16) have been fulfilled (in the form attached hereto as Exhibit D).

Section 7.6.           Amendment to Constitutional Documents.

The Eighth Amended and Restated Memorandum and Articles of Association of the Company shall have been (a) duly amended and restated as the Restated Articles in a form reasonably satisfactory to Tencent so that (i) the articles thereunder shall be consistent with the provisions under the Shareholders Agreement, (ii) the authorized share capital of the Company shall consist of 10,000,000,000 shares of a nominal or par value of US$0.000005 each, of which 7,924,497,940 are designated as Ordinary Shares and 2,075,502,060 are designated as Preferred Shares and (iii) the Ordinary Shares held by the Founder Holding Companies shall be designated as Class B ordinary shares of a nominal or par value of US$0.000005 each (the “Class B Ordinary Shares”) and the Ordinary Shares other than those held by the Founder Holding Companies shall be designated as Class A ordinary shares of a nominal or par value of US$0.000005 each (the “Class A Ordinary Shares”), provided that holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class, and, where a poll is requested, each Class A Ordinary Share is entitled to one vote and each Class B Ordinary Share is entitled to ten vote; and (b) the Restated Articles shall have been (a) duly adopted by the Company by all necessary corporate action of its Board of Directors and its shareholders, and shall have become and remain effective under the applicable laws.

Section 7.7.           Execution of Transaction Documents.

The Company shall have delivered to such Series D Purchaser the Transaction Documents, duly executed by the Company and all other parties thereto (except for such Series D Purchaser).

Section 7.8.           Management Rights Letter.

Upon request by such Series D Purchaser that is not an existing shareholder of the Company, the Company shall have delivered to such Series D

Purchaser the duly executed management rights letter executed by the Company, substantially in the form attached hereto as Exhibit E.

Section 7.9.           Share Restriction Agreement.

Upon request by such Series D Purchaser that is not an existing shareholder of the Company, the Company and the applicable Founder Holding Companies shall have agreed and accepted to the deed of adherence to the Restricted Shares Agreements duly executed by such Series D Purchaser in substantially the form attached hereto as Exhibit F.

Section 7.10.         Control Documents.

The Company shall have delivered to such Series D Purchaser a copy of executed Control Documents then in effect.

Section 7.11.         Completion of ESOP Adjustment.

The ESOP Adjustment contemplated under Section 6.21 shall have been completed. The shareholders’ resolution and board resolutions of the Company reflecting the completion of ESOP Adjustment shall have been delivered to such Series D Purchaser, each in a form and substance to the reasonable satisfaction of such Series D Purchaser.

Section 7.12.         Legal Opinions.

Such Series D Purchaser shall have received (i) a Cayman legal opinion issued by a qualified Cayman Islands legal counsel to the Company and (ii) a PRC legal opinion issued by a qualified PRC legal counsel to the Company, substantially in the form attached hereto as Exhibit G.

Section 7.13.         Good Standing.

Such Series D Purchaser shall have received a certificate of good standing issued by the Registrar of Companies of the Cayman Islands dated no more than ten (10) days prior to the Closing, certifying that the Company is duly constituted, has paid all required fees and is in good standing.

Section 7.14.         Due Diligence.

Such Series D Purchaser shall have performed all business, technical, legal and financial due diligence on the Group Companies and the results of which are reasonably satisfactory to such Series D Purchaser.

Section 7.15.         No Material Adverse Effect.

There shall have been no Material Adverse Effect since the Financial Statements Date.

Section 7.16.         Investment Committee Approval.

Such Series D Purchaser’s investment committee shall have approved the execution of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby.

ARTICLE VIII

CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company under this Agreement with respect to each Series D Purchaser are subject to the fulfillment (or waiver thereof in writing by it) on or prior to the Closing Date, of the following conditions:

Section 8.1.           Representations and Warranties.

The representations and warranties of such Series D Purchaser contained in Article V hereof shall be true and correct as of the Closing Date.

Section 8.2.           Performance.

Such Series D Purchaser shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by such Series D Purchaser prior to or on the Closing Date.

Section 8.3.           Execution of Transaction Documents.

Such Series D Purchaser shall have executed and delivered to the Company the Transaction Documents to which it is a party.

Section 8.4.           Completion of ESOP Adjustment.

The ESOP Adjustment contemplated under Section 6.21 shall have been completed. The shareholders’ resolution and board resolutions of the Company reflecting the completion of the ESOP Adjustment shall have been duly adopted.

ARTICLE IX

MISCELLANEOUS

Section 9.1.           Indemnity.

(a)           General Indemnity.

(i)                                     Each of the Group Companies (the “Indemnifying Party”) shall, jointly and severally, indemnify, defend and hold harmless each Series D Purchaser and its Affiliates and their respective officers, directors, agents, assigns, employees, Subsidiaries and partners of such Series D Purchaser and its Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, actions, liabilities, damages, and expenses (including without limitation, reduction in value of the Group Companies’ assets, increase of the Group Companies’ liabilities, any dilution of the Indemnified Parties’ interests in the Group Companies and reasonable attorney’s fees) (collectively, the “Damages”) resulting from or arising out of, directly or indirectly: (a) any breach or violation of any representation or warranty made by any Group Company in this Agreement, and (b) any breach by any Group Company of any covenant or agreement contained herein, including without limitation claims by Tax authorities against any Group Company.

(ii)                                  The representations and warranties shall survive the Closing. Notwithstanding the foregoing, none of the Group Companies or Founder Parties shall have any liability for breach of any representation or warranty pursuant to Section 9.1(a) with respect to a Series D Purchaser unless a claim has been asserted by written notice, specifying the details of the alleged breach of representation or warranty, delivered to the party against which liability is claimed, on or prior to the date falling 18 months after the Closing Date, other than (a) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4 and Section 3.5, in respect of which a claim may be made at any time, and (b) the representations and warranties set forth in Section 3.17, in respect of which a claim may be made at any time prior to the expiry of the statute of limitation applicable to the particular Tax at issue.

(b)           Special Indemnity. Notwithstanding the foregoing and anything contained in the Financial Statements and Disclosure Schedule, each Group Company shall, jointly and severally, indemnify the Indemnified Parties against any Damages that such Indemnified Parties incurred or suffered as a result of or arising out of any of the following matters:

(i)                                     any and all actual liabilities for Taxes of the Group Companies (i) for any taxable period (or portion thereof) ending on or prior to the Closing Date, or with respect to any transaction occurring on or before the Closing Date and (ii) any claim for Tax made against any Group Company in respect of any event occurred on or before the Closing or any income, profits or gains earned, accrued or received by any Group Company on or before the Closing. Unless otherwise defined in this Agreement, “Tax” shall mean any tax, duty, deduction, withholding, impost, levy, fee, assessment or charge of any nature whatsoever (including income, franchise, value added, sales, use, excise, stamp, customs, documentary, transfer, withholding, property, capital, employment, payroll, ad valorem, net worth or gross receipts taxes and any social security, unemployment or other mandatory contributions) imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, national or other governmental authority and any interest, addition to tax, penalty, surcharge or fine in connection therewith, including any obligations to indemnify or otherwise assume or succeed to the liability of any other Person with respect to any of the foregoing items;

(ii)                                  the fact that any of the Group Companies violates any applicable laws in relation to social insurance or housing funds and other employment and labor matters;

(iii)                               any monetary penalties and fines (including interest or other amounts in connection therewith) assessed by a governmental authority due to, arising out of or as a result of the failure by any shareholder of the Company to comply with any and all rules and regulations of SAFE (including Circular 37) or to successfully update any filings or registrations required by such rules and regulations;

(c)           If any Indemnified Party believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall promptly notify the Indemnifying Party stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted. For purposes hereof, notice delivered to any of the Founders at the Company’s address pursuant to Section 9.6 shall constitute effective notice to all Group Companies. The omission of any Indemnified Party to so notify the Indemnifying Party does not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party.

(d)           The remedies provided for in this Section 9.1 shall be the sole and exclusive remedy of any Indemnified Party for any claim arising out of or related to this Agreement or the transactions contemplated hereby, including, but not limited to, the breach of any representation, warranty or covenant contained in this Agreement; provided, however, that nothing contained in this Agreement shall limit or impair any right that an Indemnified Party may have to sue and obtain equitable relief, including specific performance and other injunctive relief.

Section 9.2.           Calculation of Damages.

Each of the Group Companies agrees that in assessing the amount of Damages for a breach of representations and warranties, covenants and agreements under this Agreement, the following shall be taken into account: (i) in calculating the Damages that the Indemnified Parties may suffer as a result of any claim made by the Indemnified Parties under this Agreement, any payment made by the Company to reimburse the Indemnified Parties for its Damages will in itself diminish the value of each Series D Purchaser’s investment in the Company and, accordingly, such payment should be taken into account in calculating the Indemnified Parties’ Damages; and (ii) the Indemnified Parties shall be entitled to be compensated for, among other things, the decrease in value of all Series D Preferred Shares or Series D Conversion Shares as a result of any inaccuracy or breach of representations and warranties, covenants and agreements or breach of any other provision of the Transaction Documents.

Section 9.3.           Governing Law.

This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the Hong Kong laws to the rights and duties of the parties hereunder.

Section 9.4.           Successors and Assigns.

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Group Companies or the Founder Parties without the prior written consent of the Series D Purchasers. Without the prior written consent of the Company, no Series D Purchaser shall assign its rights or obligations under this Agreement to any third party, whether directly or indirectly through assignment or transfer of any equity security of the Series D Purchaser or any intermediate entities, provided that any Series D Purchaser may assign any of its rights or obligations under this Agreement to its Affiliates without the consent of any other Party.

Section 9.5.           Entire Agreement.

This Agreement and the other Transaction Documents, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subject hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

Section 9.6.           Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule 5 hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Party as set forth in Schedule 5; (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Schedule 5 with next Business Day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider; or (e) when sent by email to the email address of such Party set forth in Schedule 5 hereto, upon the delivery of such email.

Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.6 by giving, the other parties written notice of the new address in the manner set forth above.

Section 9.7.           Amendments.

Any term of this Agreement may be amended only with the written consent of the Group Companies, the Founder Parties and the Series D Purchasers.

Section 9.8.           Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Group Company, any Founder Party or Series D Purchaser, upon any breach or default of any Party hereto under this Agreement, shall impair any such right, power or remedy of such Group Company, Founder Party or Series D Purchaser, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Group Company, any Founder Party or Series D Purchaser of any breach or default under this Agreement or any waiver on the part of any Group Company, any Founder Party or Series D Purchaser of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Subject to Section 9.1, all remedies, either under this Agreement, or by law or otherwise afforded to the Group Companies, the Founder Parties and the Series D Purchasers shall be cumulative and not alternative.

Section 9.9.           Finder’s Fees.

Each Party represents and warrants to the other Parties hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold harmless the other Party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other Person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying Party or any of its employees or representatives are responsible.

Section 9.10.         Interpretation; Titles and Subtitles.

This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections, Schedules and Exhibits herein are to sections, schedules and exhibits of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”. References to “law” shall include all applicable laws, regulations, rules and orders of any governmental authority, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment, and “lawful” shall be construed accordingly. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Article, Section, Schedule or Exhibit is, unless otherwise specified, to such Article or Section of, or Schedule or Exhibit to, this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Article or Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is, unless otherwise specified, to that document as amended, consolidated, supplemented, novated or replaced from time to time.

Section 9.11.         Counterparts.

This Agreement may be executed (including facsimile signature) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

Section 9.12.         Severability.

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

Section 9.13.         Confidentiality and Non-Disclosure.

The Parties hereto agree to be bound by the confidentiality and non-disclosure provisions of section 7 of the Shareholders Agreement, which shall mutatis mutandis apply.

Section 9.14.         Further Assurances.

Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

Section 9.15.         Fees and Expenses.

Each Party shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this

Agreement and other Transaction Documents and the transactions contemplated hereby and thereby; provided that the Company shall reimburse the Series D Lead Purchaser, subject to a cap of US$300,000, if the Closing occurs with respect to the Series D Lead Purchaser, all the legal, financial, administrative and other expenses actually incurred by the Series D Lead Purchaser in connection with its due diligence investigation of the Company and the Group Companies and the preparation of the necessary transaction documents and financial documents for the transaction contemplated hereunder.

Section 9.16.         Dispute Resolution.

(a)           Negotiation Between Parties. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all Parties within thirty (30) days, Section 9.16(b) shall apply.

(b)           Arbitration. In the event the Parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b).

Section 9.17.         Termination.

This Agreement may be terminated by any Party hereto on or after the 90th day from the date hereof by written notice to all the other Parties hereto if the Closing Date has not occurred with respect to itself on or prior to such date, provided that (i) the termination right of each of the Group Companies and the Founder Parties under this Section 9.17 shall be conditional upon the fact that none of such Parties have materially breached their representations, warranties or covenants hereunder and the failure of the Closing is not due to any reasons attributable to any such Party; (ii) the termination rights of each Series D Purchaser under this Section 9.17 shall be conditional upon the fact that such Series D Purchaser has not materially breached its representations, warranties or covenants under this Agreement and the failure of the Closing with respect to such Series D Purchaser is not due to the breach of such Series D Purchaser. Such termination under this Section 9.17 shall be without prejudice to any claims for Damages or other remedies that the Parties may have under this Agreement or applicable law.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDERS:

/s/ HUANG Zheng
HUANG Zheng

Signature page to Series D Preferred Shares Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDER HOLDING COMPANIES:

Walnut Street Investment, Ltd.

By:	/s/ HUANG Zheng
Name:	HUANG Zheng
Title:	Director

Signature page to Series D Preferred Shares Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDER HOLDING COMPANIES:

Walnut Street Management, Ltd.

By:	/s/ Authorized Signatory
Name:
Title:	Director

Signature page to Series D Preferred Shares Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDER HOLDING COMPANIES:

PURE TREASURE LIMITED

By:	/s/ Authorized Signatory
Name:
Title:	Director

Signature page to Series D Preferred Shares Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE GROUP COMPANIES:

The Company:

Walnut Street Group Holding Limited

By:	/s/ Authorized Signatory
Name:
Title:	Director

The HK Company:

HongKong Walnut Street Limited

By:	/s/ Authorized Signatory
Name:
Title:	Director

The WFOE:

Hangzhou Weimi Network Technology Co., Ltd.

By:	/s/ Authorized Signatory
Name:
Title:	Legal Representative

The Domestic Company:

Hangzhou Aimi Network Technology Co., Ltd.

By:	/s/ Authorized Signatory
Name:
Title:	Legal Representative

Signature page to Series D Preferred Shares Purchase Agreement

The Hangzhou Pinhaohuo:

Hangzhou Pinhaohuo Network Technology Co., Ltd.

By:	/s/ Authorized Signatory
Name:
Title:	Legal Representative

The Shanghai Xunmeng:

Shanghai Xunmeng Information Technology Co., Ltd.

By:	/s/ Authorized Signatory
Name:
Title:	Legal Representative

Pinduoduo (Shanghai) Network Technology Co., Ltd.

By:	/s/ Authorized Signatory
Name:
Title:	Legal Representative

Signature page to Series D Preferred Shares Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

TENCENT:

Tencent Mobility Limited

By:	/s/ MA Huateng
Name: MA Huateng
Title: Authorized Signatory

Signature page to Series D Preferred Shares Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

TENCENT:

Image Frame Investment (HK) Limited

By:	/s/ MA Huateng
Name: MA Huateng
Title: Authorized Signatory

Signature page to Series D Preferred Shares Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Banyan:

Banyan Partners Fund III, L.P.
By: Banyan Partners III Ltd., its general partner

By:	/s/ Anthony Wu
Name: Anthony Wu
Title: Authorized Signatory

Signature page to Series D Preferred Shares Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Banyan:

Banyan Partners Fund III-A, L.P.
By: Banyan Partners III Ltd., its general partner

By:	/s/ Anthony Wu
Name: Anthony Wu
Title: Authorized Signatory

Signature page to Series D Preferred Shares Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SEQUOIA:

SC GGFII Holdco, Ltd.

By:	/s/ Michael Abramson
Name: Michael Abramson
Title: Authorized Signatory

Signature page to Series D Preferred Shares Purchase Agreement

Exhibit A

DISCLOSURE SCHEDULE

Exhibit B

FORM OF SHAREHOLDERS AGREEMENT

Exhibit C

LIST OF KEY EMPLOYEES

Name	Identification Card No.	Occupation
黄峥	***	创始人/董事
陈磊	***	技术负责人

Exhibit D

FROM OF COMPLIANCE CERTIFICATE

Exhibit E

FORM OF MANAGEMENT RIGHTS LETTER

Exhibit F

FORM OF DEED OF ADHERENCE

2

Exhibit G

FORM OF LEGAL OPINION

3

SCHEDULE 1

LIST OF OTHER DOMESTIC OPERATIONAL COMPANIES

NAME	Registration Number
Shanghai Xunmeng Information Technology Co., Ltd. (上海寻梦信息技术有限公司)	***
Hangzhou Pinhaohuo Network Technology Co., Ltd. (杭州拼好货网络科技有限公司)	***
Pinduoduo (Shanghai) Network Technology Co., Ltd. (拼多多(上海)网络科技有限公司)	***

4

SCHEDULE 2

LIST OF FOUNDERS

NAME	ID/PASSPORT NO.
HUANG Zheng (黄峥)	ID: ***

SCHEDULE 3

LIST OF SERIES D PURCHASERS

NAME	NO. OF SERIES D PURCHASED SHARES	PURCHASE PRICE
Tencent Mobility Limited	398,180,720	US$988,758,185 (consisting of certain business and strategic cooperation under the Strategic Cooperation Framework Agreement)
Image Frame Investment (HK) Limited	12,081,240	US$30,000,000
SC GGFII Holdco, Ltd. (“Sequoia”)	120,782,040	US$299,924,688
Banyan Partners Fund III, L.P. Banyan Partners Fund III-A, L.P.	20,130,340	US$49,987,448
Total	551,174,340 Series D Preferred Shares	US$1,368,670,321

SCHEDULE 4

CAPITALIZATION TABLE

Shareholders	Class of Shares	No. of Shares	Share Percent
Walnut Street Investment, Ltd.	Class B Ordinary Shares Series A-1 Preferred Shares Series B-1 Preferred Shares	776,767,900 40,221,800 63,468,940	15.43 0.80 1.26	% % %

Walnut Street Management, Ltd.	Class B Ordinary Shares	388,360,860	7.71%

	Class A Ordinary Shares	12,683,880	0.25%
WU Chak Man	Series A-1 Preferred Shares	16,088,720	0.32%
	Series A-2 Preferred Shares	29,802,480	0.59%

PURE TREASURE LIMITED	Class B Ordinary Shares	551,154,700	10.95%

Banyan Partners Fund II, LP.	Series A-2 Preferred Shares	178,814,840	3.55%
	Series B-1 Preferred Shares	63,468,940	1.26%
	Series B-3 Preferred Shares	126,937,860	2.52%
	Series C-2 Preferred Shares	23,029,240	0.46%

Lightspeed China Partners II, LP.	Series B-1 Preferred Shares	63 468 940	1 26%

IDG China Venture Capital Fund IV L.P.	Class A Ordinary Shares	26,419,900	0.52%
	Series A-2 Preferred Shares	26,419,900	0.52%
	Series B-1 Preferred Shares	7,045,840	0.14%

IDG China IV Investors LP.	Class A Ordinary Shares	3,382,580	0.07%
	Series A-2 Preferred Shares	3 382 580	0 07%
	Series B-1 Preferred Shares	902,080	0.02%

MFUND, L.P.	Series A-1 Preferred Shares	15,538,860	0.31%
	Series B-1 Preferred Shares	13,233,980	0.26%

Chinese Rose Investment Limited	Series B-2 Preferred Shares	27,781,280	0.55%

Tencent Mobility Limited	Series C-2 Preferred Shares	75,240,240	1.49%
	Series C-3 Preferred Shares	241,604,260	4.80%
	Series D Preferred Shares	398,180,720	7.91%

Image Frame Investment (HK) Limited	Series D Preferred Shares	12,081,240	0.24%

Castle Peak Limited	Series B-3 Preferred Shares	19,040,680	0.38%

Sun Vantage Investment Limited	Series B-4 Preferred Shares	175,448,860	3.49%
	Series C-2 Preferred Shares	10,943,160	0.22%

FPCI Sino-French (Innovation) Fund	Series B-4 Preferred Shares	58,482,960	1.16%
	Series C-2 Preferred Shares	3,647,720	0.07%

Sky Royal Trading Limited	Series B-4 Preferred Shares	58,482,960	1.16%

SCC Growth IV Holdco A, Ltd.	Series C-1Preferred Shares	56,430,180	1.12%
	Series C-2 Preferred Shares	125,400,420	2.49%

SC GGFII Holdco, Ltd.	Series D Preferred Shares	120,782,040	2.40%

Banyan Partners Fund III, L.P.	Series D Preferred Shares	17,110,789	0.34%

Banyan Partners Fund III-A, L.P.	Series D Preferred Shares	3,019,551	0.06%

ESOP	Class A Ordinary Shares	1,199,576,760	23.83%

Total		5,033,848,640	100.00%

SCHEDULE 5

LIST OF CONTACT PERSON OF EACH PARTY

If to the Group Companies or the Founder Parties:

Address: ***

Attn: ***

Tel: ***

Email: ***

With a copy to:

Attn:	***
Address:	***
Tel:	***
Email:	***

If to Tencent:

Address: ***

Attn: ***

Email: ***

with a copy to:

Address: ***

Attn: ***

Email: ***

If to Sequoia:

Address: ***

Attn: ***

Tel: ***

Email: ***

If to Banyan:

Address: ***

Atttn: ***

Tel: ***

Email: ***